SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

                          Date of Report March 22, 2001
                          -----------------------------
                        (Date of earliest event reported)

                          Commission File No. 33-95538
                             -----------------------

                         SALTON SEA FUNDING CORPORATION
                         ------------------------------
             (Exact name of registrant as specified in its charter)

                                   47-0790493
                                   ----------
                        (IRS Employer Identification No.)

(Exact name of Registrants (State or other jurisdiction of (I.R.S. Employer as specified in their charters) incorporation or organization) Identification
                                                                        No.)
------------------------------- ------------------------------ -----------------

Salton Sea Brine Processing L.P.               California             33-0601721
Salton Sea Power Generation L.P.               California             33-0567411
Fish Lake Power LLC                            Delaware               33-0453364
Vulcan Power Company                           Nevada                 95-3992087
CalEnergy Operating Corporation                Delaware               33-0268085
Salton Sea Royalty LLC                         Delaware               47-0790492
VPC Geothermal LLC                             Delaware               91-1244270
San Felipe Energy Company                      California             33-0315787
Conejo Energy Company                          California             33-0268500
Niguel Energy Company                          California             33-0268502
Vulcan/BN Geothermal Power Company             Nevada                 33-3992087
Leathers, L.P.                                 California             33-0305342
Del Ranch, L.P.                                California             33-0278290
Elmore, L.P.                                   California             33-0278294
Salton Sea Power LLC                           Delaware               47-0810713
CalEnergy Minerals LLC                         Delaware               47-0810718
CE Turbo LLC                                   Delaware               47-0812159
CE Salton Sea Inc.                             Delaware               47-0810711
Salton Sea Minerals Corp.                      Delaware               47-0811261

                302 S. 36th Street, Suite 400-A, Omaha, NE 68131
       ------------------------------------------------------------------
(Address of principal executive offices and Zip Code of Salton Sea Funding Corporation)

Salton Sea Funding Corporation's Telephone Number, including area code:
                                        (402) 341-4500
                       --------------------------------------------

                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

     The Registrants have previously reported that Southern California Edison Company ("Edison") has failed to make timely payment for power purchased during November and December 2000 under long-term power sales contracts (the "Contracts") with certain of the Registrants. Certain Registrants own and operate eight operating geothermal plants with an approximate aggregate net rated capacity of 267 MW located in the Imperial Valley, California and sell the power to Edison pursuant to the Contracts. On February 20, 2001 a lawsuit was filed on behalf of the Registrants in California's Imperial County Superior Court seeking a court order requiring Edison to make payment of more than $45 million for power delivered in November and December 2000 in accordance with the Contracts. The lawsuit also requested that the court order permit the Registrants to discontinue providing such power to Edison during such times as Edison continues non-payment and instead be allowed to sell it to other delivery entities in California.

     On March 22, 2001, the Superior Court granted Registrant's Motion for Summary Adjudication and a Declaratory Judgment ordering that: 1) under the Contracts, Registrants have the right to temporarily suspend deliveries of capacity and energy to Edison, 2) Registrants are entitled to resell the energy and capacity to other purchasers and 3) the interim suspension of deliveries to Edison shall not in any respect result in the modifications or termination of the Contracts, and the Contracts shall in all respects continue in full force and effect other than the temporary suspension of deliveries to Edison. The Registrants intend to vigorously pursue their other remedies in this action in light of Edison's continuing non-payment.

     The Registrant also noted that on March 20, 2001 Edison International filed its current report on Form 8-K with the Securities and Exchange Commission wherein it reported certain recent legislative and regulatory actions taken by the State of California to address its energy situation which could affect Edison. A copy of Edison International's current report on Form 8-K is included as an exhibit to this report.

Certain information included in this report contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Registrants to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements including expectations regarding the future results of operations of Registrants. In connection with the safe harbor provisions of the Reform Act, the Registrants have identified important factors that could cause actual results to differ materially from such expectations, including development and construction uncertainty, operating uncertainty, acquisition uncertainty, uncertainties relating to geothermal resources, uncertainties relating to economic and political conditions and uncertainties regarding the impact of regulations, changes in government policy, industry deregulation and competition. Reference is made to all of the Registrants' SEC Filings, incorporated herein by reference, for a description of such factors. The Registrants assume no responsibility to update forward-looking information contained herein.

Item 7.  Financial Statements and Exhibits

         Form 8-K filed by Edison International March 22, 2001.

                                                      SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 SALTON SEA FUNDING CORPORATION


Date:  March 22, 2001                        By:    /s/  Douglas L. Anderson
                                            ----------------------------------
                                                    Douglas L. Anderson
                                                    Vice President

Item 7:

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): March 20, 2001



                              EDISON INTERNATIONAL
             (Exact name of registrant as specified in its charter)



            CALIFORNIA                     001-9936              95-4137452
(State or principal jurisdiction of    (Commission file       (I.R.S. employer
  incorporation or organization)            number)          identification no.)



                            2244 Walnut Grove Avenue

                                 (P.O. Box 800)
                           Rosemead, California 91770
          (Address of principal executive offices, including zip code)

                                  626-302-2222
              (Registrant's telephone number, including area code)






Items 1 through 4, 6, 8 and 9 are not included because they are inapplicable.

Item 5.  Other Events

As previously reported, Southern California Edison Company (SCE), the electric utility subsidiary of Edison International (EIX), has temporarily suspended the payment of certain obligations. As of March 20, 2001, obligations of SCE in the following approximate amounts are unpaid and overdue: (1) $580 million to the California Power Exchange (PX) or the California Independent System Operator
(ISO) (which does not include an estimated $239 million for which no invoice has been received from the PX); (2) $839.5 million to power producers that are qualifying facilities (QFs); (3) an estimated $227.9 million of PX energy credits for energy service providers; (4) $493.3 million of matured commercial paper; (5) $220.4 million of principal and interest on other debt securities; and (6) $14.9 million of other obligations. In addition, SCE has failed to declare and pay $960,410 in preferred stock dividends when due. The amounts due to the ISO or PX in clause (1) above do not include $275 million that has been charged back to SCE as a result of defaults in payments by Pacific Gas and Electric Company (PG&E). SCE has disputed its obligation for such amount in proceedings before the Federal Energy Regulatory Commission (FERC). The amount of unpaid interest in clause (5) above includes interest on SCE's first and refunding mortgage bonds in the amount of $14.5 million on Series 93H Due 2004 and Series 93C Due 2026, which was due on March 1, 2001. On March 16, 2001, SCE paid $8 million of interest on SCE's first mortgage bonds, Series 93G Due 2025, which was due on January 16, 2001. Interest payments on SCE's first mortgage bonds are subject to 60-day grace periods under the applicable indenture. If any overdue interest installment is not paid within the 60-day grace period, the trustee or holders of the bonds would be entitled to exercise the remedies specified in the indenture against the properties of SCE designated as collateral under the indenture. At March 20, 2001, SCE has estimated cash reserves of approximately $1.91 billion, which is approximately $722 million less than its outstanding unpaid obligations and preferred stock dividends in arrears. Through April 30, 2001, SCE expects to have an aggregate of approximately $428.6 million of additional obligations that will become due and payable, including (1) approximately $100 million to the PX or ISO (excluding an additional estimated amount of approximately $600 million for energy and ancillary services procured for SCE's customers by the ISO, which SCE believes, as discussed below, should be paid by the California Department of Water Resources (CDWR) and recovered from SCE's customers through a mechanism to be determined by the California Public Utilities Commission (CPUC)); (2) approximately $231.4 million to QFs; (3) an estimated $2.9 million of PX energy credits for energy service providers; (4) $37.4 million of maturing commercial paper; (5) $27.8 million of interest on debt securities, and (6) $29.1 million of interest on bank credit facility loans. In addition, SCE will accrue $4.7 million of additional unpaid preferred stock dividends. The amounts in this paragraph representing past or future obligations for purchased power, PX energy credits and certain other items include amounts that are in dispute, and the publishing of these figures is not an admission by SCE of liability for any disputed amounts.

On March 19, 2001, the board of directors of EIX decided not to declare the quarterly common stock dividend that customarily would have been paid to its shareholders on April 30, 2001. The EIX board previously decided not to declare the quarterly common stock dividend that customarily would have been paid on January 31, 2001. Dividends on EIX's common stock are not cumulative. On March 19, 2001, the board of directors of SCE decided not to declare the regular quarterly dividend that would have been paid on April 30, 2001 to holders of SCE's $100 Cumulative Preferred Stock, 7.23% Series ($100 par value). The SCE board also decided to continue deferral of dividends on its preferred stock that would have been paid on February 28 and March 31, 2001. Dividends on SCE's preferred stock are cumulative and, so long as any accumulated preferred stock dividends remain unpaid, SCE cannot declare or pay future cash dividends on any series of preferred stock or on its common stock.

On March 21, 2001, a commissioner of the CPUC distributed a draft proposed decision which, if adopted by the CPUC in the form proposed, would require SCE and the other California investor-owned utility companies to pay QFs for energy deliveries made on and after the date of the decision, within 15 days of delivery, at the rate of $79 per megawatt hour, consistent with pricing formulas in the decision. Failure to make a required payment within 15 days of delivery would result in a fine in the amount owed to the QF. The proposed decision also would require the utilities to offer QFs long-term pricing options at $79 per megawatt hour for a five-year contract or $69 per megawatt hour for a ten-year contract. The proposed decision is on the agenda for the Commission's meeting on March 27, 2001. The release of the proposed decision followed public statements by California Governor Gray Davis and the President of the CPUC that utilities should be required to pay QFs for power deliveries. The prices in the proposed decision would be lower than previously existing contract prices but would exceed, on a per kilowatt hour basis, the generation-related portion of SCE's current rates. The impact on SCE of this proposed decision, if adopted by the CPUC, would depend on the outcome of other proceedings described in this report. Neither EIX nor SCE can predict what action the CPUC will take on the proposed decision.

As previously reported, the CDWR began making emergency power purchases for customers of SCE in mid-January 2001. On January 31, 2001, the CPUC issued an interim order in which it held that California's investor-owned electric utility companies are financially responsible for any shortfall between the CDWR's costs of procuring power for delivery to a utility's customers and the amount collected by the utility from customers on behalf of the CDWR. On February 22, 2001, in response to a petition for modification filed by the utilities, the CPUC modified the earlier interim order and deleted the portions that imposed the obligation for shortfalls on the utilities. As a result, SCE believes it will not have direct financial responsibility for such shortfalls incurred by CDWR. However, as described below, purchases of power by the CDWR and the ISO could have adverse financial impacts on SCE.

On March 7, 2001, the CPUC issued an interim order in which it held that the CDWR's purchases are not subject to prudency review by the CPUC, and that the CPUC must approve and impose, either as a part of existing rates or as additional rates, rates sufficient to enable the CDWR to recover its revenue requirements. The CPUC will determine an interim allocation of revenues in future proceedings. SCE believes that under Assembly Bill 1 (First Extraordinary

Session) (AB1X), enacted into law on February 1, 2001, the allocation of revenues to the CDWR should take place on a residual basis after the utility is allocated sufficient revenues to pay its own generation costs and costs attributable to bilateral and QF contracts and ancillary services. The CDWR, in a letter to the CPUC which has been entered into the record of the applicable proceeding, has asserted a different basis for allocation based on a ratio between the CDWR's costs and the utilities' costs. Recently introduced amendments to legislation pending in the California Legislature would enact into law the CDWR's proposed basis for allocation. If the CPUC adopts or the Legislature enacts a basis for allocation similar to that proposed by the CDWR, SCE may be unable to fully recover its own costs of generating and purchasing power for its customers. This would materially and adversely affect SCE's financial condition and liquidity unless customer rates were increased sufficiently by the CPUC.

SCE further believes that the intent of AB1X was for the CDWR to assume full responsibility for purchasing all power needed to serve the retail customers of electric utilities, in excess of the output of generating plants owned by the electric utilities and power delivered to the utilities under existing contracts. However, the CDWR has stated that it is only purchasing power that it considers to be reasonably priced, leaving the ISO to purchase in the short-term market the additional power necessary to meet system requirements. The ISO, in turn, takes the position that it will charge SCE for the costs of power it purchases in this manner. If SCE is found responsible for any portion of the ISO's purchases of power for resale to SCE's customers, SCE will continue to incur purchased power costs in addition to the unpaid costs described above. The CPUC has declined to decide this issue. Litigation among certain power generators, the ISO and the CDWR (to which SCE is not a party), and proceedings before the FERC (to which SCE is a party), may result in rulings clarifying the CDWR's financial responsibility for purchases of power; and in any event SCE takes the position that SCE is not responsible for purchases of power by the CDWR or the ISO from and after January 18, 2001, the day after Governor Davis signed the order authorizing the CDWR to begin purchasing power for utility customers. SCE cannot predict the outcome of any of these proceedings or issues.

On March 15, 2001, an assigned commissioner of the CPUC issued a ruling that reopened the record in the above CPUC proceedings in order to include updated financial information about current payables, including past-due items and cash balances, as of March 8, 2001, for PG&E and SCE. The ruling also stated, "Based on the updated financial information . . . and the assumption that each utility continues to be responsible for power purchases to cover its net short position,
 . . . all interested parties shall file comments by March 19, 2001 on the need of PG&E and [SCE] for further financial relief on a going-forward basis." SCE is seeking clarification of the meaning of the assigned commissioner's ruling. On March 19, 2001, SCE filed a response to the ruling in which SCE stated that SCE is not responsible for covering its "net short" position (i.e., the amount of energy needed beyond that available from SCE's own generation sources and existing contracts), and that for SCE to reassume such responsibility the CPUC must make SCE creditworthy by ending the current rate freeze, authorizing SCE to recover its past procurement costs, authorizing a substantial rate increase to amortize past costs and cover going-forward costs, and adopting a mechanism to increase rates in the event of future undercollection of power procurement costs. SCE cannot predict the outcome of this proceeding.

As previously reported, SCE has implemented cost-cutting and cash conservation measures, which include reducing employment levels, operating expenses and capital expenditures. On March 15, 2001, the CPUC issued an order rescinding SCE's layoffs to the extent that the positions terminated affect SCE's ability to fully staff its customer call center, read meters on a monthly basis for all customers, timely respond to service calls and outages, and connect new customers. SCE was also ordered to restore specified service levels, make regular reports to the CPUC concerning its cost-cutting measures, and track its cost savings pending future adjustments to rates. While SCE expressed concern that the CPUC's order would exacerbate SCE's current financial crisis, the portion of the expected cost savings affected by the order is not material.

As previously reported, as of January 31, 2001, the amount of undercollections in SCE's transition revenue account (TRA) was $5.465 billion (including approximately $168 million of purchases of power by the ISO for which SCE believes the CDWR is financially responsible as discussed above, and which, therefore, was removed from the TRA in February 2001). If SCE is ultimately found responsible for any portion of these purchases, the TRA undercollection would increase accordingly. The TRA is a CPUC-authorized regulatory asset account in which SCE records the difference between revenues received from customers through currently frozen rates and the costs of providing service to customers, including power procurement costs. As of January 31, 2001, SCE had overcollected balances of $82 million in its transition cost balancing account
(TCBA), representing recovery of stranded costs net of a previously recorded credit for market valuation of hydroelectric generating assets, and $1.671 billion in its balancing accounts relating to coal and hydroelectric generating assets. The CPUC is considering proposals to reduce the amount of the undercollected TRA balance that could be recovered by SCE by offsetting against such amount the balances in the TCBA and the coal and hydroelectric balancing accounts, which would reduce SCE's net undercollected TRA balance as of January 31, 2001 to approximately $3.7 billion (excluding any additional amount of power purchases by the CDWR or ISO for which SCE might be held responsible). Without further resolution of the issues in the CPUC proceedings described above, SCE is unable to determine the amount of the TRA undercollections as of dates after January 31, 2001.

The accounting treatment of SCE's TRA undercollections is an important element of the financial results of EIX and SCE. The undercollections can be recorded as a regulatory asset on the balance sheet rather than being charged against earnings if it is probable that the undercollections will be recovered through the ratemaking process, as provided in Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation." "Probable" in FAS 71 means that a future event is likely to occur and is a higher level of certainty than "reasonably possible." If it is determined that all or a portion of the existing TRA undercollections are not probable of recovery through regulatory proceedings and mechanisms, the undercollections or a portion thereof must be charged against earnings. Thereafter, any further undercollections that are not probable of recovery under FAS 71 also would be charged against earnings. Under FAS 71, if a rate mechanism were subsequently established that made recovery probable as to all or a portion of the TRA undercollection that was previously charged against earnings, the regulatory asset would be correspondingly reinstated with a corresponding increase in earnings. At the time that EIX and SCE must release their financial results for the fourth quarter and year-end 2000, if they cannot conclude that the status of regulatory proceedings at the CPUC and any other developments that impact ratemaking processes and rates (including any agreements with Governor Davis and his representatives or legislative enactments) are such that recovery of all the TRA undercollection through rates is probable, EIX's and SCE's financial statements for the fourth quarter and year-end 2000 would show a substantial charge to earnings. The amount of the charge, if any, cannot be estimated at this time due to the uncertainties discussed above, but on an after-tax basis the amount could be as much as $2.7 billion (reflecting a charge of the entire TRA undercollection of $4.5 billion as of December 31, 2000, on an after-tax basis). Some or all of the charge could later be reversed, as described above, depending on the outcome of the matters discussed in this report. Substantial earnings charges would materially and adversely affect SCE's and EIX's ability to pay dividends and to restore their creditworthiness.

On February 23, 2001, Governor Davis announced an "agreement in principle" with SCE to keep the utility solvent. He said that the State of California has agreed to purchase SCE's transmission lines for an estimated price of $2.76 billion (2.3 times book value) and to allow SCE to issue bonds for a substantial portion of its TRA undercollection. He said that in exchange the agreement would include
(1) payment of $420 million from EIX to SCE (which EIX and SCE understand would represent payments in accordance with existing tax sharing agreements); (2) commitment of the entire output of the Sunrise project (being developed by EIX's subsidiary Edison Mission Energy) at "cost-based" rates for 10 years; (3) provision of power at cost-based rates from generating facilities owned by SCE for 10 years; (4) conservation easements on 20,000 acres of SCE's watershed lands for 99 years; and (5) SCE dropping its pending litigation against the CPUC (which is described below). Governor Davis also said on February 23rd that he hoped within a week to be able to represent that he has a final deal with SCE. EIX and SCE acknowledged that a preliminary agreement had been reached. No definitive agreements have been reached, nor has any memorandum of understanding, letter of intent or other memorializing document been entered into. There are a significant number of open issues and items that need to be clarified and elaborated. Neither EIX nor SCE can predict whether any final agreement will be reached or memorializing document executed or, if an agreement is reached, whether it will be implemented through any necessary action by the California Legislature and the CPUC.

As previously reported, SCE is pursuing a lawsuit against the CPUC commissioners in federal district court in Los Angeles seeking a ruling that SCE is entitled to full recovery of its costs for wholesale purchases of electricity. On March 5, 2001, the court directed the parties to complete pretrial discovery by May 21, file summary judgment motions by May 25, and be prepared for trial on July 31, 2001. On March 16, 2001, the magistrate judge in this case ordered the CPUC to provide documents to SCE by April 6, 2001 in response to document discovery requests by SCE and set a hearing for April 19, 2001 to resolve any disputes relating to that document production. In his announcement of a preliminary agreement, described above, Governor Davis stated that SCE will dismiss the lawsuit in return for implementation of a final agreement. While SCE will continue to cooperate with the Governor's effort, SCE also intends to pursue the lawsuit pending satisfactory resolution with the State of California. Neither SCE nor EIX can predict whether or when a favorable final judgment or other resolution might be obtained in this legal action.

As previously reported, the agenda for the CPUC's February 8, 2001 meeting included a proposed order instituting an investigation whether California's investor-owned utilities, including SCE, have complied with past CPUC decisions authorizing the formation of their holding companies and governing affiliate transactions, as well as applicable statutes. Action on this agenda item repeatedly has been deferred and the item has continued to appear on the agendas for subsequent CPUC meetings. On March 15, 2001, the CPUC released a draft of the proposed order instituting an investigation. The proposed order would reopen the past holding company decisions and initiate an investigation into (1) whether the holding companies violated requirements to give priority to the capital needs of their respective utility subsidiaries; (2) whether "ring fencing" actions by EIX and PG&E Corporation and their respective nonutility affiliates also violated the requirements to give priority to the capital needs of their utility subsidiaries; (3) whether the payment of dividends by the utilities violated requirements that the utilities maintain dividend policies as though they were comparable stand-alone utility companies; (4) any additional suspected violations of laws or CPUC rules and decisions; and (5) whether additional rules, conditions, or other changes to the holding company decisions are necessary. The proposed order is currently on the agenda for the CPUC's meeting on March 27, 2001. Neither EIX nor SCE can predict whether the CPUC will institute this investigation or what effects any investigation or any subsequent actions by the CPUC may have on either of them.

On February 20, 2001, a group of geothermal energy suppliers affiliated with CalEnergy Operating Company filed a lawsuit against SCE in the superior court of Imperial County, California. The lawsuit asks the court to order immediate payment by SCE of $45 million for energy and capacity supplied under QF contracts in November and December 2000, and to allow the plaintiffs to stop providing power to SCE and sell the power elsewhere in California.

On March 2, 2001, two geothermal energy suppliers filed a lawsuit against SCE in federal district court in Nevada seeking payment of more than $20 million for energy and capacity delivered to SCE under QF contracts during November and December 2000 and January 2001. The suppliers sought a writ of attachment against SCE's interest in the Mohave Generating Station for the amount of their claim. On March 14, 2001, the court issued an order granting a prejudgment attachment, subject to the suppliers posting surety in the amount of the attachment unless the parties otherwise agree. SCE believes that the court erred in applying Nevada law rather than California law, as specified in the QF contracts; and SCE is reviewing avenues for appealing or seeking reconsideration of the court's order granting the attachment.

On March 5, 2001, a group of wind energy suppliers filed a lawsuit against SCE in the superior court of Los Angeles County, California seeking payment of "several million dollars" for energy and capacity delivered to SCE under QF contracts during November and December 2000 and January 2001. The suppliers have filed a motion for a writ of attachment against unspecified assets of SCE, and a hearing on the motion is scheduled for March 28, 2001.

On March 15, 2001, a purported class action lawsuit was filed in federal district court in Los Angeles, California against EIX and SCE and certain of their officers. The complaint alleges that the defendants engaged in securities fraud by misrepresenting and/or failing to disclose material facts concerning the financial condition of EIX and SCE, including that the defendants allegedly overreported income and improperly accounted for the TRA undercollections. The complaint purports to be filed on behalf of a class of person who purchased all publicly-traded securities of EIX between May 12, 2000 and December 22, 2000.

As previously reported, SCE's failure to make certain payments on its outstanding notes and commercial paper constitutes an event of default under both SCE's and EIX's credit facilities, even though both SCE and EIX are not in arrears on any payments to the bank lenders under those facilities. The bank lenders agreed to forbear until March 14, 2001, subject to certain conditions, from exercising remedies, including acceleration of borrowed amounts, against SCE or EIX with respect to this and certain other related events which may be considered events of default under the credit facilities. EIX and SCE have each initiated discussions with their bank lenders about an extension of the forbearance period. Neither SCE nor EIX can provide any assurance that the forbearance agreements will be further extended or that the bank lenders will not declare the outstanding loans under the credit facilities to be immediately due and payable or pursue other remedies against SCE or EIX.

In the preceding discussion and elsewhere in this report, the words "expects," "believes," "anticipates," "projects," "forecasts," "intends," "predicts,"
"probable," and other similar expressions are intended to identify forward-looking information that involves risks and uncertainties. Actual results or outcomes could differ materially as a result of such important factors as legislative enactments; the outcome of judicial proceedings regarding recovery of costs and other matters; the outcome of state and federal regulatory proceedings concerning wholesale and retail electric rates, accounting mechanisms and other matters; the actions of securities rating agencies; changes in prices of electricity and fuel costs; the availability of credit; changes in financial market conditions; weather conditions; and other unforeseen events, some of which are discussed above.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Not applicable

(b)      Not applicable

(c)      Not applicable

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          EDISON INTERNATIONAL
                                              (Registrant)



                                            KENNETH S. STEWART
                                       -------------------------------
                                            KENNETH S. STEWART
                              Assistant General Counsel and Assistant Secretary


March 22, 2001